AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1997

                                                REGISTRATION NO. 333-41259
===============================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                       AMENDMENT NO. 1 TO FORM S-1

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                        ENACT HEALTH MANAGEMENT SYSTEMS
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                     8082                    77-0326649
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF        INDUSTRIAL CODE NUMBER)      IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

                      1975 WEST EL CAMINO REAL, SUITE 306
                            MOUNTAIN VIEW, CA 94040
                                (650) 967-0379
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,OF
         PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL EXECUTIVE OFFICERS)

                               ----------------

                                MATTHEW SANDERS
                            CHIEF EXECUTIVE OFFICER
                        ENACT HEALTH MANAGEMENT SYSTEMS
                      1975 WEST EL CAMINO REAL, SUITE 306
                            MOUNTAIN VIEW, CA 94040
                             PHONE: (650) 967-0379
                           FACSIMILE: (650) 967-9223
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
        J. HOWARD CLOWES, ESQ.                 DONALD J. MURRAY, ESQ.
     GRAY CARY WARE & FREIDENRICH               DEWEY BALLANTINE LLP
      A PROFESSIONAL CORPORATION             1301 AVENUE OF THE AMERICAS
          400 HAMILTON AVENUE                    NEW YORK, NY 10019
      PALO ALTO, CALIFORNIA 94301               PHONE: (212) 259-8000
         PHONE: (650) 328-6561                FACSIMILE: (212) 259-6333
       FACSIMILE: (650) 327-3699

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

                             EXPLANATORY NOTE

  This Amendment is being filed solely for the purpose of filing certain exhibits to the Registration Statement.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                                        AMOUNT
                                                                        TO BE
                                                                         PAID
                                                                       --------
      Registration fee................................................ $ 12,546
      NASD filing fee................................................. $  4,640
      Nasdaq National Market fee...................................... $ 17,500
      Blue sky qualification fees and expenses........................ $ 15,000
      Printing and engraving expenses................................. $140,000
      Legal fees and expenses......................................... $250,000
      Accounting fees and expenses.................................... $150,000
      Transfer agent and registrar fees............................... $  1,500
      Miscellaneous................................................... $158,814
                                                                       --------
        Total......................................................... $750,000
                                                                       ========

--------
* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

  The Registrant's Certificate of Incorporation includes provisions eliminating a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach of a director's fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit. The Registrant's Bylaws provide generally for indemnification of officers, directors, agents and employees of the Registrant to the extent authorized by the General Corporation Law of the State of Delaware.

  The Registrant anticipates that it will enter into indemnification agreements (Exhibit 10. ) with directors. These agreements will provide substantially broader indemnity rights than those provided under the Delaware General Corporation Law and the Registrant's Bylaws. The proposed indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against the Registrant or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by the Registrant, and the Registrant would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Registrant but would be offset by the Registrant's obligations to the director or officer under the indemnification agreement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  (a) Since January 1, 1994, the Registrant has sold the following unregistered securities:

    (1) In June 1994, the Registrant issued warrants to purchase 450,000 shares of Common Stock at an exercise price of $0.02 per share to a sophisticated investor as consideration for consulting services previously provided to the Registrant by the investors. These warrants were exercised in 1996.

    (2) In September 1994, the Registrant sold 14,200 shares of Series A Preferred Stock to GCW&F Partners I for aggregate cash consideration of $10,000.

    (3) In September 1994, the Registrant sold 220,385 shares of Series B Preferred Stock to two sophisticated foreign investors for aggregate cash consideration of $800,489.

    (4) In April 1995, the Registrant sold 125,000 shares of Common Stock to employees of the Registrant in return for promissory notes in the aggregate amount of $18,750. Said promissory notes were canceled by the Registrant pursuant to their terms upon the completion by the employees of four months employment with the Registrant.

    (5) In April 1995, the Registrant issued warrants to purchase 95,256 shares of Series C Preferred Stock at an exercise price of $4.20 per share to a sophisticated investor as consideration for a loan made to the Registrant by said investor.

    (6) In July 1996, the Registrant issued two warrants to purchase 40,000 shares of Common Stock at an exercise price of $0.50 per share to sophisticated investors as consideration for services provided by a vendor and customer.

    (7) In September 1995, the Registrant sold 381,024 shares of Series C Preferred Stock in return for aggregate cash consideration of $1,999,995, and issued a warrant to purchase an additional 72,327 shares of Series C Preferred Stock at an exercise price of $6.913 per share to ALZA Corporation.

    (8) In August 1996, the Registrant issued a Convertible Promissory Note to ALZA Corporation in the amount of $1,000,000, which will be convertible upon the completion of this offering into 171,788 shares of Common Stock at a weighted average price of $5.82 per share.

    (9) In September 1996, the Registrant issued warrants to purchase 18,000 shares of Common Stock at an exercise price of $0.50 per share to sophisticated investors in connection with the issuance of the warrants described in (5) above.

    (10) In October 1996, the Registrant issued Convertible Promissory Notes, which were amended in November 1997, to sophisticated investors in the aggregate amount of up to $2,000,000 in return for loan commitments of up to $2,000,000 of which $1,000,000 is outstanding, which will convert into 166,667 shares of Common Stock (or 287,879 shares of Common Stock if the Company draws down the entire [$2,000,000]) at a weighted average price of $6.95 per share upon the completion of this offering.

    (11) In July 1997, the Registrant sold 275,373 shares of Series D Preferred Stock to Johnson & Johnson Development Corp. and ALZA Corporation for aggregate cash consideration of $3,304,476, or $12 per share. If this offering closes on or prior to February 20, 1998, these shares will convert into 462,164 shares of Common Stock. If this offering closes after February 20, 1998, these shares will convert into 600,813 shares of Common Stock.

    (12) From March 1995 to September 30, 1997, the Registrant issued options to purchase an aggregate of 873,500 shares of Common Stock under the Company's stock option plans, of which options to purchase 116,900 shares have been exercised.

  (b) The issuances of securities described in Item 15(a)(1) through (13) were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The issuance's of securities described in Item 15(a)(14) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following is a list of exhibits filed herewith as part of this amendment to the Registration Statement.

 EXHIBIT
 NUMBER                         DESCRIPTION OF DOCUMENTS
 -------                        ------------------------
  1.1*   Form of Underwriting Agreement.
  2.1*   Form of Agreement and Plan of Merger between ENACT Health Management
         Systems, a California corporation, and ENACT Health Management
         Systems, a Delaware Corporation.
  3.1**  Amended and Restated Articles of Incorporation of ENACT Health
         Management Systems, a California Corporation.
  3.2*   Certificate of Incorporation of ENACT Health Management Systems, a
         Delaware corporation.
  3.3**  Bylaws of ENACT Health Management Systems, a California corporation.
  3.4*   Bylaws of ENACT Health Management Systems, a Delaware corporation.
  4.1*   Form of certificate for Common Stock.
  5.1**  Legal Opinion of Gray Cary Ware & Freidenrich, A Professional
         Corporation, with respect to the Common Stock being registered.
 10.1*   Form of Indemnity Agreement for officers and directors.
 10.2**  The Registrant's 1995 Stock Option Plan, form of Incentive Stock
         Option Agreement and form of Nonstatutory Stock Option Agreement thereunder.
 10.3**  The Registrant's 1997 Stock Option Plan form of Nonstatutory Stock
         Option Agreement and form of Incentive Stock Option Agreement thereunder.
 10.4*   The Registrant's 1997 Directors' Stock Option Plan.
 10.5*   The Registrant's 1997 Employee Stock Purchase Plan and form of
         Subscription Agreement thereunder.
 10.6**  Amended and Restated Rights Agreement dated August 29, 1996, as amended.
 10.7**  Convertible Note issued by ENACT Health Management Systems to R.D.
         Merrill Associates II dated October 17, 1996.
 10.8**  Convertible Note issued by ENACT Health Management Systems Health
         Management Systems to ALZA Corporation dated August 30, 1996.
 10.9**  Convertible Note issued by ENACT Health Management Systems to Nippon
         Enterprise Development Corp. dated October 21, 1996.
 10.10** Form of Warrant to Purchase Common Stock (the "Form") issued by ENACT
         Health Management Systems (see Schedule A in Exhibit 10.10 for a list of other documents omitted from this Index and a statement of the material details in which such documents differ from the Form).
 10.11** Warrant to Purchase Series C Preferred Stock issued by ENACT Health
         Management Systems to ALZA Corporation dated August 30, 1996.
 10.12*  Form of Warrant to Purchase Series C Preferred Stock ("Form of
         Warrant") issued by ENACT Health Management Systems (see Schedule A in
         Exhibit 10.12 for a list of other documents omitted from this Index to
         Exhibits and a statement of the material details in which such documents differ from the Form of Warrant).
 10.13** Employment Agreement by and between ENACT Health Management Systems and Gilbert S. Mott dated March 1, 1995.
 10.14** Offer Letter by ENACT Health Management Systems to Henry Evans dated
         September 8, 1995.
 10.15** Consulting Agreement by and between ENACT Health Management Systems and Wayne Wager Cascadia Ventures dated December 1, 1996.
 10.16   Memorandum by and between ENACT Health Management Systems and Teijin
         Ltd. dated September 21, 1995.

 EXHIBIT
 NUMBER                         DESCRIPTION OF DOCUMENTS
 -------                        ------------------------
 10.17   Agreement by and between ENACT Health Management Systems and Teijin
         Ltd. dated November 21, 1995.
 10.18   Operating Agreement by and between ENACT Health Management Systems and
         ALZA dated August 29, 1995.
 10.19   Development and Marketing Agreement by and between ENACT Health
         Management Systems and LifeScan, Inc. dated July 25, 1997.
 10.20** Lease Agreement between ENACT Health Management Systems and El Camino
         Office Investments dated September 19, 1995.
 10.21** Lease Agreement between ENACT Health Management Systems and North
         Hills Property, Inc.
 11.1**  Statement of Computation of Net Loss Per Share.
 21.1**  List of Subsidiaries of ENACT Health Management Systems (none).
 23.1**  Consent of Ernst & Young LLP, Independent Auditors (See page II-6).
 23.2**  Consent of Gray Cary Ware & Freidenrich, A Professional Corporation,
         (included in Exhibit 5.1).
 24.1**  Power of Attorney (See page II-5).
 27.1**  Financial Data Schedule.

--------

 * To be filed by amendment

** Previously filed
  (b) Financial Statement Schedules

  Schedule II--Valuation and Qualifying Accounts has been included at S-1. Other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 17th day of December, 1997.

                                          Enact Health Management Systems

                                                   /s/ Henry Evans
                                          By: _________________________________

                                                     HENRY EVANS

                                               CHIEF FINANCIAL OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on December 17, 1997 by the following persons in the capacities indicated.


              SIGNATURE                                   TITLE

                                          Chairman of the Board, President and
           Matthew Sanders*                Chief Executive Officer (Principal
-------------------------------------      Executive Officer)
          (MATTHEW SANDERS)

                                          Vice-President--Finance, Chief
          /s/ Henry Evans                  Financial Officer (Principal
-------------------------------------      Financial and Accounting Officer)
           (HENRY EVANS)


        Chris Tacklind*                   Director
-------------------------------------
          (CHRIS TACKLIND)


        Gilbert S. Mott*                  Director
-------------------------------------
          (GILBERT S. MOTT)


          Wayne Wager*                    Director
-------------------------------------
            (WAYNE WAGER)


      A. Crawford Cooley*                 Director
-------------------------------------
        (A. CRAWFORD COOLEY)


         Ernest Mario*                    Director
-------------------------------------
           (ERNEST MARIO)


         /s/ Henry Evans
*By: ________________________________
     HENRY EVANS, ATTORNEY-IN-FACT

                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated March 27, 1997 (except for Note 8, as to which the date is November 25, 1997), in the Registration Statement (Form S-1) and related Prospectus of ENACT Health Management Systems for the registration of 3,450,000 shares of its common stock.

  Our audits also included the financial statement schedule of ENACT Health Management Systems listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Palo Alto, California
November 26, 1997

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                               EXHIBIT TITLE
 -------                              -------------
  1.1*   Form of Underwriting Agreement.
  2.1*   Form of Agreement and Plan of Merger between ENACT Health Management
         Systems, a California corporation, and ENACT Health Management
         Systems, a Delaware Corporation.
  3.1**  Amended and Restated Articles of Incorporation of ENACT Health
         Management Systems, a California Corporation.
  3.2*   Certificate of Incorporation of ENACT Health Management Systems, a
         Delaware corporation.
  3.3**  Bylaws of ENACT Health Management Systems, a California corporation.
  3.4*   Bylaws of ENACT Health Management Systems, a Delaware corporation.
  4.1*   Form of certificate for Common Stock.
  5.1**  Legal Opinion of Gray Cary Ware & Freidenrich, A Professional
         Corporation, with respect to the Common Stock being registered.
 10.1*   Form of Indemnity Agreement for officers and directors.
 10.2**  The Registrant's 1995 Stock Option Plan, form of Incentive Stock
         Option Agreement and form of Nonstatutory Stock Option Agreement thereunder.
 10.3**  The Registrant's 1997 Stock Option Plan form of Nonstatutory Stock
         Option Agreement and form of Incentive Stock Option Agreement thereunder.
 10.4*   The Registrant's 1997 Directors' Stock Option Plan.
 10.5*   The Registrant's 1997 Employee Stock Purchase Plan and form of
         Subscription Agreement thereunder.
 10.6**  Amended and Restated Rights Agreement dated August 29, 1996, as amended.
 10.7**  Convertible Note issued by ENACT Health Management Systems to R.D.
         Merrill Associates II dated October 17, 1996.
 10.8**  Convertible Note issued by ENACT Health Management Systems Health
         Management Systems to ALZA Corporation dated August 30, 1996.
 10.9**  Convertible Note issued by ENACT Health Management Systems to Nippon
         Enterprise Development Corp. dated October 21, 1996.
 10.10** Form of Warrant to Purchase Common Stock (the "Form") issued by ENACT
         Health Management Systems (see Schedule A in Exhibit 10.10 for a list of other documents omitted from this Index and a statement of the material details in which such documents differ from the Form).
 10.11** Warrant to Purchase Series C Preferred Stock issued by ENACT Health
         Management Systems to ALZA Corporation dated August 30, 1996.
 10.12*  Form of Warrant to Purchase Series C Preferred Stock ("Form of
         Warrant") issued by ENACT Health Management Systems (see Schedule A in
         Exhibit 10.12 for a list of other documents omitted from this Index to
         Exhibits and a statement of the material details in which such documents differ from the Form of Warrant).
 10.13** Employment Agreement by and between ENACT Health Management Systems and Gilbert S. Mott dated March 1, 1995.
 10.14** Offer Letter by ENACT Health Management Systems to Henry Evans dated
         September 8, 1995.
 10.15** Consulting Agreement by and between ENACT Health Management Systems and Wayne Wager Cascadia Ventures dated December 1, 1996.
 10.16   Memorandum by and between ENACT Health Management Systems and Teijin
         Ltd. dated September 21, 1995.
 10.17   Agreement by and between ENACT Health Management Systems and Teijin
         Ltd. dated November 21, 1995.
 10.18   Operating Agreement by and between ENACT Health Management Systems and
         ALZA dated August 29, 1995.
 10.19   Development and Marketing Agreement by and between ENACT Health
         Management Systems and LifeScan, Inc. dated July 25, 1997.
 10.20** Lease Agreement between ENACT Health Management Systems and El Camino
         Office Investments dated September 19, 1995.

 EXHIBIT
 NUMBER                              EXHIBIT TITLE
 -------                             -------------
 10.21** Lease Agreement between ENACT Health Management Systems and North
         Hills Property, Inc.
 11.1**  Statement of Computation of Net Loss Per Share.
 21.1**  List of Subsidiaries of ENACT Health Management Systems (none).
 23.1**  Consent of Ernst & Young LLP, Independent Auditors (See page II-6).
 23.2**  Consent of Gray Cary Ware & Freidenrich, A Professional Corporation,
         (included in Exhibit 5.1).
 24.1**  Power of Attorney (See page II-5).
 27.1**  Financial Data Schedule.

--------

 * To be filed by amendment

** Previously filed